UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 27, 2005 (April 21, 2005)

Fortune Brands, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-9076	13-3295276
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Tower Parkway

Lincolnshire, IL 60069

(Address of Principal Executive Offices) (Zip Code)

847-484-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01. Entry into a Material Definitive Agreement.

On April 21, 2005, Fortune Brands, Inc. (“Fortune Brands”) entered into (i) a Transaction Co-operation Agreement with Pernod Ricard SA (“Pernod Ricard”) and Goal Acquisitions Limited, a Pernod Ricard subsidiary (“Goal”), (ii) a Framework Agreement with Pernod Ricard, (iii) an Asset Purchase Agreement with Pernod Ricard and Larios Pernod Ricard, S.A. (“Larios”) and (iv) a Credit Agreement with the lenders listed therein and Credit Suisse First Boston, as Administrative Agent. These agreements were entered into in connection with a series of transactions in which, subject to satisfaction of certain conditions:

•	Fortune Brands (or its subsidiaries) will acquire from Goal subsidiaries certain spirits and wine brands and related assets and liabilities that are currently owned by Allied Domecq PLC (“Allied”) and/or its subsidiaries for approximately £2.7 billion (approximately $5.2 billion based on the April 21, 2005 exchange rate), subject to certain adjustments. Fortune Brands (or its subsidiaries) will also acquire certain Larios spirits, liquors and wine brands and related assets and liabilities that are currently owned by Pernod Ricard subsidiaries (the “Larios Assets”) for approximately Euro 109 million (approximately $143 million based on the April 21, 2005 exchange rate), subject to certain adjustments. Such acquisitions will occur if and after:

(1)	Goal completes its proposed acquisition (the “Allied Acquisition”) of all the outstanding capital stock of Allied (the “Allied Shares”) as previously announced, under an English law scheme of arrangement (the “Scheme”), and

(2)	in the case of each of the assets and liabilities currently owned by Allied that are to be acquired by Fortune Brands or its subsidiaries (the “Fortune/Allied Assets”), the Fortune/Allied Assets have been separated from those to be retained by Pernod Ricard (the “Pernod/Allied Assets”).

The related assets and liabilities to be acquired include certain of Allied’s distribution businesses in Germany, Spain, the United Kingdom and the United States.

•	Fortune Brands will borrow from banks and other financial institutions up to $6 billion to finance the purchase price for the acquisitions described above and pay related expenses.

Transaction Co-operation Agreement

The Transaction Cooperation Agreement generally governs the relationship between Fortune Brands, Pernod Ricard and Goal under the Scheme, from the time the offer was announced (April 21, 2005) until the Allied Acquisition has been completed (the “Effective Date”). The Transaction Co-operation Agreement provides that Pernod Ricard will control the

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Allied Acquisition, including control over negotiations with Allied. Pernod Ricard also controls all communications with the Panel on Takeovers and Mergers (the “Panel”), a body that regulates acquisitions of public companies in the United Kingdom, subject to certain exceptions. Those exceptions include discussions relating to Fortune Brands or the Fortune/Allied Assets, in which case Pernod Ricard agrees that it will take all reasonable steps to ensure that Fortune Brands can jointly participate in such discussions. In addition, the parties agree to use reasonable efforts to keep the other parties promptly informed of any material developments in relation to the Scheme, the Allied Acquisition and the acquisition of the Larios Assets. Pernod Ricard agrees to use reasonable efforts to consult with Fortune Brands in relation to matters pertaining to the Scheme, the Allied Acquisition and the acquisition of the Larios Assets.

Fortune Brands understands that Allied has agreed with Pernod Ricard and Goal that Allied and its affiliates will carry on their business in the ordinary course and notify them of any material adverse change. Pernod Ricard and Goal have agreed that they will not consent to Allied or its affiliates buying, selling or agreeing to buy or sell material assets or entering into contracts outside the ordinary course of business other than pursuant to pre-existing contractual obligations or taking any action in each case that would prejudice Fortune Brands or the Fortune/Allied Assets, unless Fortune Brands also consents.

The Transaction Co-operation Agreement provides that Pernod Ricard and Goal will not enter into any agreements with Allied between the date of the Transaction Co-operation Agreement and the Effective Date other than in the ordinary course of business or amend certain agreements relating to the Allied Acquisition to which Fortune Brands is not a party, but which are material to Fortune Brands’ interest in the Allied Acquisition, without the consent of Fortune Brands. Goal also agrees that it will not amend the conditions to the implementation of the Allied Acquisition (the “Scheme Conditions”) in a manner which prejudices Fortune Brands or the Fortune/Allied Assets without the consent of Fortune Brands.

In the event a Scheme Condition is breached in such a way that the Panel would be likely to permit a bidder to invoke the condition, Fortune Brands has the right to provide a notice to Pernod Ricard requesting that Pernod Ricard attempt to invoke the relevant Scheme Condition. Pernod Ricard must then either:

(1)	offer to terminate the agreements with Fortune Brands relating to the Allied Acquisition, the acquisition of the Fortune/Allied Assets and the acquisition of the Larios Assets and continue with the Allied Acquisition without Fortune Brands, or

(2)	approach the Panel and use all reasonable efforts to obtain the Panel’s consent to permit the relevant condition to be invoked.

If the Panel allows the condition to be invoked, Pernod Ricard and Goal may take the actions referred to in (1) or terminate the Allied Acquisition and terminate the Scheme. If Pernod Ricard and Goal offer to terminate the agreements as set out in (1) then Fortune Brands will have two business days to accept the offer to terminate the agreements.

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Fortune Brands understands that the Allied Acquisition and the Scheme will lapse if not completed by October 31, 2005 or such later date as Allied, Pernod Ricard and Goal may agree, with the consent of the Panel.

In the event that Pernod Ricard receives a termination fee, break fee or other similar fee from Allied, Pernod Ricard agrees to pay Fortune Brands a portion of such fee proportional to Fortune Brands’ equity contribution to Goal (as described below). Fortune Brands understands that under a Scheme co-operation agreement between Allied and Pernod Ricard:

•	Allied will pay a break fee to Pernod Ricard of approximately £37 million in the event that a competing offer is announced prior to October 21, 2005 and that offer is successful; and

•	Pernod Ricard will pay a break fee to Allied of approximately £37 million in the event that the Goal offer is not approved by Pernod Ricard shareholders and, as a result, the Scheme does not become effective.

The Transaction Co-operation Agreement also provides that the parties will take all reasonable steps and actions necessary to implement the Scheme, the Allied Acquisition and the acquisition of the Fortune/Allied Assets, including cooperation to obtain antitrust approvals and the acceptance of reasonable antitrust remedies and undertakings. Such actions to obtain antitrust approvals may include the sale to third parties of certain of the Fortune/Allied Assets.

The Transaction Co-operation Agreement also provides certain restrictions with respect to public announcements relating to the Scheme, the Allied Acquisition and the acquisition of the Fortune/Allied Assets prior to the Effective Date.

The Transaction Co-operation Agreement provides that each of Fortune Brands, Pernod Ricard and Goal will not, at any time prior to the earlier of (1) the Effective Date or (2) the termination of the Transaction Co-operation Agreement, enter into (except as part of the Allied Acquisition and the acquisition of the Fortune/Allied Assets) any discussions or negotiations relating to, or solicit or encourage any person (other than the other parties to the Transaction Co-operation Agreement) to enter into, any arrangements or agreements, either with itself or any other person, for the purpose of acquiring all (or substantially all) of the shares or all or part of the assets of Allied. Each of Fortune Brands, Pernod Ricard and Goal has agreed to inform the others as soon as reasonably practicable of any approach to it by a third party relating to any possible offer to acquire the shares or assets of Allied by any third party or by one of them in conjunction with any third party.

Fortune Brands understands that Allied has agreed with Pernod Ricard that Allied’s circular to shareholders relating to the Scheme must incorporate a unanimous recommendation by the Allied directors to the Allied shareholders to vote in favor of the resolutions to be proposed at the shareholder meetings required to give effect to the Scheme, except to the extent that the Allied directors have determined in good faith that such recommendation should not be given or should be withdrawn or modified, where not to act on such determination would be a breach of their fiduciary duties.

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Fortune Brands understands that Pernod Ricard has agreed with Allied that any documentation to be sent to the Pernod Ricard shareholders must incorporate a unanimous recommendation by the Pernod Ricard directors to the Pernod Ricard shareholders to vote in favor of the shareholder resolutions necessary to effect the Allied Acquisition, except to the extent that the Pernod Ricard directors have determined in good faith that such recommendation should not be given or should be withdrawn or modified, where not to act on such determination would be a breach of their fiduciary duties.

Framework Agreement

The Framework Agreement generally governs the relationship between Fortune Brands and Pernod Ricard, with respect to the following matters:

•	the rights and obligations of Fortune Brands and Pernod Ricard with respect to the Fortune/Allied Assets until they are actually transferred to Fortune Brands or its subsidiaries, which is expected to occur within six months of the Effective Date (the “Separation Period”), including certain economic, management and operational rights in respect of the Fortune/Allied Assets given to Fortune Brands during the Separation Period under (a) the Framework Agreement, (b) “tracker shares” to be issued by Goal and (c) “B shares” to be issued by certain material subsidiaries of Goal;

•	the purchase price and adjustments to the purchase price in respect of the Fortune/Allied Assets;

•	the liabilities to be assumed by Fortune Brands in connection with the acquisition of the Fortune/Allied Assets; and

•	the transition services to be provided by Fortune Brands and Pernod Ricard subsidiaries with respect to the Fortune/Allied Assets and the Pernod/Allied Assets.

Rights and Obligations During the Separation Period

The Framework Agreement provides that Pernod Ricard will be responsible for reorganizing Allied in order to separate the Fortune/Allied Assets from the Pernod/Allied Assets and for implementing and determining the timing of the transfers of the Fortune/Allied Assets to Fortune Brands and its subsidiaries.

Under the Framework Agreement, Fortune Brands will receive “tracker shares” in Goal on the Effective Date, as described below. The Framework Agreement and the “tracker shares” provide Fortune Brands with certain economic rights relating to the Fortune/Allied Assets, which are intended to give Fortune Brands approximately the same economic position with respect to income (or loss) associated with the Fortune/Allied Assets during the Separation Period as if the Fortune/Allied Assets had actually been transferred to Fortune Brands subsidiaries on the Effective Date. The “tracker shares” also restrict actions which would (1) have a material (in the context of the Fortune/Allied Assets) and adverse effect on (a) the capacity of the Fortune/Allied

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Assets to operate substantially as they did on the Effective Date, or (b) the value of the Fortune/Allied Assets as on the Effective Date, or (2) reduce significantly the value of the Allied group as a whole, in each case without the prior consent of Fortune Brands. No consent will be required for matters carried out in accordance with the agreements entered into between Fortune Brands and Pernod Ricard or pursuant to the credit agreement entered into by Pernod Ricard in relation to the Allied Acquisition.

Fortune Brands will be obligated to ensure that the Fortune/Allied Assets are adequately funded while they are owned by Pernod Ricard subsidiaries.

The Framework Agreement gives Fortune Brands day-to-day control of the Fortune/Allied Assets as if it were the sole owner of those assets, to the extent practicable, during the Separation Period.

To the extent permitted by law, Fortune Brands will also receive “B Shares” in certain of the Pernod Ricard subsidiaries that are (or that hold) material Fortune/Allied Assets. The “B Shares” will give Fortune Brands rights to, among other things, manage and operate such subsidiaries, appoint and remove directors of such subsidiaries and veto certain actions affecting the Fortune/Allied Assets to give effect to its rights under the Framework Agreement. During the Separation Period, the Fortune/Allied Assets may not be sold or encumbered (other than in the ordinary course of business or in accordance with the Framework Agreement) and no action may be taken which (1) is reasonably likely to endanger the solvency of any of the Pernod Ricard subsidiaries that hold material Fortune/Allied Assets or (2) would have a material and adverse effect on the ability of the relevant company to operate its business substantially as operated on the Effective Date. In addition, to the extent permitted by law, Fortune Brands will be granted a security interest in (a) certain of the US and Mexican Pernod Ricard subsidiaries that are (or that hold) material Fortune/Allied Assets and (b) certain material intellectual property rights that are Fortune/Allied Assets in each case where transfers of the relevant assets to Fortune Brands is not intended to occur within four weeks after the Effective Date.

Purchase Price and other Payment Obligations

Pursuant to the Framework Agreement, Fortune Brands will pay to Goal £2,721,621,217 on the Effective Date in exchange for “tracker shares” in Goal described above. Upon each transfer of Fortune/Allied Assets from Goal to Fortune Brands subsidiaries, Fortune Brands will be responsible for paying the consideration applicable to such Fortune/Allied Assets. The Framework Agreement provides that if such consideration is paid by Fortune Brands in cash, a number of Fortune Brands’ “tracker shares” will be acquired or redeemed for a sum equal to such cash consideration. If the consideration is not paid entirely in cash, the Framework Agreement provides for the remaining balance to be offset or netted against the obligation to redeem or acquire Fortune Brands’ tracker shares having nominal value equal to the consideration not paid in cash, so as to satisfy and discharge Fortune Brands’ payment obligation in respect of the Fortune/Allied Assets transferred at a particular time. By the end of the Separation Period, all Fortune Brands’ “tracker shares” will have been redeemed or acquired for an amount equal to their nominal value of £2,721,621,217.

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The consideration for the Fortune/Allied Assets is subject to adjustment based upon (i) the difference between the estimated direct brand contribution and the actual direct brand contribution of the brands that are Fortune/Allied Assets, (ii) the difference between the estimated working capital and the actual working capital of the subsidiaries that are Fortune/Allied Assets, (iii) the amount of any net cash or debt in the subsidiaries that are Fortune/Allied Assets as of the Effective Date and (iv) certain other adjustments relating to the period between the Effective Date and the transfer of the relevant assets to Fortune Brands. As a result of such adjustments, the consideration paid for the “tracker shares” may not be equal to the consideration Fortune Brands ultimately pays for the Fortune/Allied Assets.

In addition, Fortune Brands may be required to make payments to fulfill its obligation that the Fortune/Allied Assets be adequately funded.

Liabilities

The Framework Agreement generally provides that Fortune Brands and its subsidiaries will acquire such title to the Fortune/Allied Assets as is possessed by Allied or it subsidiaries on the Effective Date. The Framework Agreement also generally provides that liabilities related to the Fortune/Allied Assets will be assumed by Fortune Brands and its subsidiaries whereas liabilities related to the Pernod/Allied Assets will be retained by Pernod Ricard and its subsidiaries. Each party has also agreed to indemnify the other party for liabilities related to assets that will ultimately be owned by such indemnifying party.

The Framework Agreement also provides for the allocation of tax liabilities and tax assets between the Fortune/Allied Assets and the Pernod/Allied Assets. Such provisions generally allocate (i) tax liabilities (and assets) accrued and payable prior to the Effective Date to Pernod Ricard (other than in respect of the distribution businesses to be acquired by Fortune Brands which are allocated to Fortune Brands), (ii) tax liabilities (and assets) arising prior to, but payable after, the Effective Date are allocated between Fortune Brands and Pernod Ricard in accordance with the agreed allocation of working capital, (iii) tax liabilities (and assets) arising after the Effective Date to Fortune Brands to the extent that they relate to the Fortune/Allied Assets, otherwise to Pernod Ricard, (iv) transfer and other similar taxes related to the acquisition of the Fortune/Allied Assets to Fortune Brands, (v) transfer and other similar taxes related to the reorganization and separation of the Pernod/Allied Assets to Pernod Ricard and (vi) transfer and other similar taxes related to the Allied Acquisition to Fortune Brands and Pernod Ricard in accordance with their respective contributions to the Allied Acquisition purchase price.

Pursuant to the Framework Agreement, Pernod Ricard will acquire Allied’s United Kingdom defined benefit pension schemes and Fortune Brands will be obligated to establish a new defined benefit pension scheme by April 6, 2006. Subject to receipt of an agreed transfer amount, the new scheme will provide past service benefits for consenting members employed by companies that are Fortune/Allied Assets which are no less favorable than those accrued under the existing Allied schemes. Until Fortune Brands has established the new scheme, the employees of companies that are Fortune/Allied Assets will be allowed to participate in the Allied schemes acquired by Pernod Ricard. Fortune Brands will not assume any pension liabilities in respect of former employees of companies that are Fortune/Allied Assets.

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Transition Services

The Framework Agreement also provides that each party will provide transition services at cost to the other party with respect to the portions of the Allied business such other party acquired for a period of 24 months from the Effective Date. Each party also agrees to endeavor to ensure that the Allied business it acquires ceases to require such transition services as soon as reasonably practicable.

Asset Purchase Agreement

The Asset Purchase Agreement sets forth the terms for the acquisition of the Larios Assets, which will occur as soon as possible after the Effective Date (and in any event within five days thereof) (the “Larios Acquisition Date”). Pursuant to the Asset Purchase Agreement, Fortune Brands will pay to Larios Euro 109,350,000 on the Larios Acquisition Date. The Asset Purchase Agreement provides that Fortune Brands will assume liabilities arising on or after the Larios Acquisition Date with respect to the Larios brand and associated brands and the related contracts and employees acquired in the acquisition of the Larios Assets. All other liabilities will remain with Larios.

The Asset Purchase Agreement contains representations, warranties and covenants, including, among others, a covenant by Larios to conduct its businesses in the ordinary course between the execution of the Asset Purchase Agreement and the Larios Acquisition Date and not to engage in certain kinds of transactions during such period.

Pursuant to the Asset Purchase Agreement, Pernod Ricard will guarantee the performance of Larios. The Larios Acquisition is conditional on completion of the Allied Acquisition.

Credit Agreement

The Credit Agreement provides for an unsecured term loan of up to $6 billion in aggregate principal amount, which is available to Fortune Brands in a single drawing at any time before October 21, 2005 to fund the acquisitions referred to above and pay related expenses. Up to an aggregate of $2 billion may be borrowed in Canadian Dollars, Euro or Pounds Sterling.

The loan will mature 18 months after the date on which Fortune Brands borrows under the facility, with no interim scheduled amortization. The loan must be prepaid with 100% of the net cash proceeds (as defined in the Credit Agreement) of certain non-ordinary course asset sales and certain issuances of debt obligations or equity securities of Fortune Brands and its subsidiaries, subject to certain exceptions. Fortune Brands may elect to prepay the loan, in whole or in part at any time, in certain minimum principal amounts, without penalty or premium (other than normal LIBOR break funding costs). Amounts borrowed under the Credit Agreement that are repaid or prepaid may not be reborrowed.

Interest on the loan will accrue, at Fortune Brands’ election, at either (1) Adjusted LIBOR (with interest periods of 1, 2, 3 or 6 months at Fortune Brands’ option) or (2) ABR (which is the higher of Credit Suisse First Boston’s prime rate and the federal funds effective rate plus  1/2 of 1%), in each case plus spreads based on (i) credit ratings assigned to certain debt of Fortune Brands and (ii) the length of time that the facility remains outstanding.

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The Credit Agreement contains, among other things, conditions precedent, representations and warranties, covenants and events of default customary for facilities of this type and similar to those in other Fortune Brands credit facilities. Such covenants include certain limitations on liens, sale-leaseback transactions, subsidiary debt and guarantees, fundamental changes and transactions with affiliates. The Credit Agreement also includes a covenant under which Fortune Brands is required to maintain a minimum ratio of consolidated EBITDA to consolidated interest expense of 3.50 to 1.00.

Under certain conditions, the lending commitments under the Credit Agreement may be terminated by the lenders and amounts outstanding under the Credit Agreement may be accelerated. Such events of default include failure to pay any principal, interest or other amounts when due, failure to comply with covenants, breach of representations or warranties in any material respect, non-payment or acceleration of other material debt of Fortune Brands and its subsidiaries, bankruptcy, insolvency, written admission of inability to pay debts by Fortune Brands or certain of its subsidiaries, material judgments rendered against Fortune Brands or certain of its subsidiaries, certain ERISA events or a change of control of Fortune Brands, subject to various exceptions and notice, cure and grace periods.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” with respect to the Credit Agreement is incorporated herein by reference.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTUNE BRANDS, INC.
(Registrant)

By	/s/ Mark A. Roche
Name:	Mark A. Roche
Title:	Senior Vice President, General Counsel and Secretary

Date: April 27, 2005

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